QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
American Residential Investment Trust, Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 333-48005, 333-61529 and 333-104450) on Form S-8 of our report dated January 18, 2002, relating to the consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows of American Residential Investment Trust, Inc. and subsidiaries for the year ended December 31, 2001, which report appears in the December 31, 2003 annual report on Form 10-K of American Residential Investment Trust, Inc.

        As discussed in Note 1 to the consolidated financial statements, the Company changed their method of accounting for derivative instruments and hedging activities in 2001.

/s/ KPMG LLP

San Diego, California
March 30, 2004

QuickLinks

Consent of Independent Auditors